As filed with the Securities and Exchange Commission on January 6, 2005

Registration No. 333-88468

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

OCULAR SCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-2985696
(State or Other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

(Address of Principal Executive Offices)

Ocular Sciences, Inc.

Amended and Restated 1997 Directors Stock Option Plan

(Full Title of the Plans)

Carol R. Kaufman

Vice President and Secretary

TCC Acquisition Corp., successor by merger

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

(925) 460-3600

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Erica H. Steinberger, Esq.

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022

(212) 906-1200

OCULAR SCIENCES, INC.

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8

REMOVAL OF SHARES FROM REGISTRATION

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-88468), filed with the Securities and Exchange Commission on May 16, 2002, relating to 300,000 shares of common stock of Ocular Sciences, Inc. (“Ocular”) reserved for issuance under the Ocular Sciences, Inc. Amended and Restated 1997 Directors Stock Option Plan (the “Plan”).

On January 6, 2005, The Cooper Companies, Inc. (“Cooper”), TCC Acquisition Corp. (“TCC”) and Ocular completed the merger (the “Merger”) of Ocular with and into TCC pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 28, 2004, among such parties, as amended. As a result of the Merger, TCC is the surviving company, the successor by merger to Ocular and a direct wholly-owned subsidiary of Cooper. In connection with the Merger, shares of Ocular common stock outstanding under the Plan were converted into a combination of cash and shares of Cooper common stock, and the options exercisable for Ocular common stock outstanding under the Plan were converted into a combination of cash and shares of Cooper common stock.

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed to remove from registration all securities previously registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, State of California, on this 6th day of January, 2005.

TCC ACQUISITION CORP., successor by merger

By:	/s/ Carol R. Kaufman
Carol R. Kaufman
Vice President and Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ A. THOMAS BENDER	President, Chief Executive Officer and Director	January 6, 2005
A. Thomas Bender

Principal Financial and
Principal Accounting Officer:

/s/ ROBERT S. WEISS	Vice President, Chief Financial Officer and Director	January 6, 2005
Robert S. Weiss

Additional Directors:

/s/ CAROL R. KAUFMAN	Vice President, Secretary and Director	January 6, 2005
Carol. R. Kaufman

/s/ GREGORY A. FRYLING	Chief Operating Officer and Director	January 6, 2005
Gregory A. Fryling